Exhibit 10.56

METROPOLITAN LIFE INSURANCE COMPANY

Mortgage Loan Application

Borrower applies for, and agrees to accept from Metropolitan Life Insurance Company (“MetLife”) the mortgage loan described below (“Loan”), on the terms and conditions set forth below including, without limitation, the Closing Conditions which are attached hereto as Exhibit A.

TERMS

1.	GENERAL TERMS

(a)	Property Name and Address: 300 North LaSalle Street, Chicago, Cook, Illinois 60654.

(b)	Improvements: A Class A+ office building containing approximately 1,302,901 square feet and containing approximately 233 parking spaces inside a 3-level underground parking garage.

(c)	Real Property Description: approximately 1.1 acres in Chicago, IL.

(d)	Loan Amount: $350,000,000

(e)	Term: 5 years.

(f)	Amortization: Based on three (3) years interest only, followed by a 30-year amortization schedule.

(g)

Annual Interest Rate: shall be fixed for the term at the greater of (A) sum of (i) 220 basis points plus (ii) the yield on securities issued by the United States Treasury having a maturity equal to five (5) years, and (B) 4.25%.

(h)

Determination of Annual Interest Rate: The Annual Interest Rate will be determined by MetLife’s Treasury Trading Desk on the Business Day MetLife receives this Application executed by Borrower in a form satisfactory to MetLife, together with the Non-Refundable Processing Fee and the Good Faith Deposit. If these items are received by MetLife after 2:00 P.M. Eastern Standard Time or Eastern Daylight Time, as applicable, the rate will be locked on the next Business Day. Delivery Date means the date the Annual Interest Rate is locked. A Business Day is a day that both MetLife and the bond market are conducting business.

(i)

Monthly Payment Terms: Borrower shall pay interest only on the first day of the first month following the month in which Closing occurs and the first day of each month thereafter through and including the thirty-sixth (36th) month. Commencing with the first day of the thirty-seventh (37th) month following the month in which the Closing occurs and on the first day of each month thereafter during the term of the Loan, Borrower shall pay monthly installments of principal and interest in the amount of $____TBD___ Monthly installments are based on a 30 day month/360 day year.

(j)	Prepayment Lockout Period: The Loan will be closed to prepayment for thirty (30) months following the Closing.

(k)	Expiration Date: The later of (i) 90 days after the Delivery Date, or (ii) October 7, 2010.

(l)	Non-Refundable Processing Fee: $225,000

(m)	Commitment Fee: None.

(n)	Good Faith Deposit: $5,250,000

(o)

Borrower: KBSII 300 LaSalle, LLC, a Delaware limited liability company, an SPE whose sole member is KBSII REIT Acquisition XIV, LLC, Address: c/o KBS Capital Advisors LLC, 620 Newport Center Drive, Suite 1300, Newport Beach, CA 92660

(p)	Liable Party: KBS REIT Properties II, LLC, a Delaware limited liability company, whose address is c/o KBS Capital Advisors LLC 620 Newport Center Drive, Suite 1300, Newport Beach, CA 92660

(q)	Broker: HFF, LP - Chicago

PROVISIONS

2.          CLOSING.    If all of the terms and provisions of this Application including the Closing Conditions have been fulfilled on or before the Expiration Date set forth on page 1, the disbursement of the Loan (the “Closing”) shall occur on the Expiration Date (or if the Expiration Date is other than a business day, the first business day preceding the Expiration Date), or such other date as shall be mutually agreed upon by MetLife and Borrower.

3.          PROPERTY.    “Property” shall mean the Real Property, the Personal Property and the Intangible Property collectively. “Real Property” shall mean the land which is described in Provision 1(c) (although the actual description of the land will be set forth in the Mortgage) and the Improvements and all other improvements located on the land, and all fixtures, together with all easements and appurtenances. “Personal Property” shall mean the appliances, equipment, machinery, furnishings, furniture and other personal property (including intellectual property) at any time located on or used in connection with the Real Property, other than trade fixtures and other personal property of tenants. “Intangible Property” shall mean Borrower’s interest in all leases, policies of insurance, licenses, franchises, permits, goodwill, trade names, service contracts and other agreements and rights relating to the Real Property.

4.          DOCUMENTATION AND APPROVALS BY METLIFE.    Borrower shall execute a note which evidences the Indebtedness (the “Note”), a mortgage, deed to secure debt, or deed of trust to secure the Note (the “Mortgage”), an assignment of leases (the “Assignment”), an environmental unsecured indemnity agreement (the “Environmental Indemnity Agreement”) and such other documents as MetLife deems appropriate for the Loan. In addition, the Liable Party shall execute a guaranty to guaranty the obligations of Borrower with respect to the recourse provisions of the Loan which are set forth in Provision 5(f) of this Application (the “Guaranty”), but expressly excluding the recourse provisions appearing in Section 5(f)(vi) of this Application. The Note, Mortgage, Assignment, and such other documentation as MetLife may require in connection with the Loan are collectively referred to as “Loan Documents”. The Environmental Indemnity Agreement and Guaranty are not Loan Documents. The Environmental Indemnity Agreement shall survive repayment of the Loan or other termination of the Loan Documents for a period of two (2) years so long as Borrower delivers to MetLife at the time of payoff, and MetLife has Approved in its sole discretion, a satisfactory ESA (as defined in the Closing Conditions attached hereto and made a part hereof). The Loan Documents, the Environmental Indemnity Agreement and the Guaranty shall be in a form Approved by MetLife. Whenever reference is made in this Application or in the Closing Conditions to “MetLife’s Approval” or “Approved by MetLife”, each term means accepted or approved in writing by an officer of MetLife.

5.          SPECIFIC PROVISIONS IN LOAN DOCUMENTS.    In addition to any other provisions that MetLife may require, the Note and/or Mortgage shall provide for the following:

(a)	Late Charge and Default Interest.

Late Charge:        4% on amounts after 7 day grace period.

Default Interest:   4% plus Annual Interest Rate.

Notwithstanding the foregoing, Borrower shall be entitled to notice from MetLife (not to exceed either one time during any 12 month period or 2 times during the term of the Loan) that a payment was not received by MetLife or otherwise due under the Loan Documents, and Borrower shall have an opportunity to cure such payment default within the ten (10) day period following the date of such notice to Borrower. In addition, Borrower shall be provided a thirty (30) day period (or additional time, not to exceed 90 days following the date of notice, if it is of a nature that cannot be cured in 30 days, so long as Borrower is working diligently to cure same) following the date of notice to cure all non-monetary defaults. In addition, the Loan Documents shall not contain any cash management provisions or re-margining provisions.

(b)        Prepayment Fee.    The Loan may not be prepaid in whole or in part (except as set forth in Section 5(d) herein) at any time prior to its maturity date except as follows. During the 90 day period prior to its maturity date, Borrower may prepay without a Prepayment Fee (as defined below) the outstanding principal balance of the Loan, accrued interest and all other sums due and payable under the Loan Documents (the “Indebtedness”) on 30 days prior written notice to MetLife. In addition, commencing on the first day of the first month following the Prepayment Lockout Period, Borrower may prepay the Indebtedness with a Prepayment Fee, on 30 days prior written notice to MetLife. Borrower will not have any right to prepay the Note, in whole or in part, except as may be expressly provided in the Loan Documents. If a prepayment of all or any part of the Note is made following an acceleration of the maturity date, the application of proceeds to the principal of the Loan after a casualty or condemnation, or in connection with a purchase of the Property at a foreclosure sale, then to compensate MetLife for the loss of the investment, Borrower shall pay an amount equal to the Prepayment Fee. Notwithstanding the foregoing, so long as Borrower makes a good faith effort to recover any Prepayment Fee which would be due as a result of a casualty or condemnation, from the insurer in the case of a casualty or from the condemning authority, then the Prepayment Fee due as a result of the casualty or condemnation shall be waived except to the extent recovered by Borrower. The “Prepayment Fee” shall be the greater of (a) (x) the present value of all remaining payments of principal and interest including the outstanding principal due on the maturity date, discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate plus 35 basis points (0.35%), compounded semi-annually, less (y) the amount of the principal then outstanding (to be adjusted in the event of a partial prepayment), or (b) one percent (1%) of the amount of the Loan being prepaid. The “Treasury Rate” shall be set forth in the Loan Documents.

(c)        Deposits for Impositions and Insurance Premiums.    Borrower will begin making monthly deposits of all real estate and other taxes, assessments (collectively, “Impositions”) and insurance premiums upon the occurrence of any of the following: (i) there is a default in existence under the Loan Documents, the Guaranty or the Environmental Indemnity Agreement; (ii) Borrower no longer owns the Property; (iii) there has been a change in the Borrower or, except as expressly permitted in the second paragraph of (d) below, there is a change in the general partners, stockholders or members of Borrower or in the constituent general partners or controlling shareholders or controlling members of any of the entities comprising Borrower; (iv) with respect to Impositions or insurance premiums, or both, as the case may be, such deposits are required in connection with a securitization or participation of the Loan; or (v) with respect to insurance premiums only, at any time Borrower fails to furnish MetLife, not later than thirty (30) days before the dates on which any insurance premiums would become delinquent, receipts for the payment of such insurance premiums or appropriate proof of issuance of a new policy which continues in force the insurance coverage of the expiring policy. In the event deposits of Impositions and/or insurance premiums are required pursuant to this provision, Borrower will make monthly deposits of all Impositions and/or insurance premiums, as applicable, in an amount equal to one-twelfth (1/12) of the annual charges for these items as reasonably estimated by MetLife until such time as Borrower has deposited an amount equal to the annual charges for these items. The deposits shall be held by MetLife without interest being payable to Borrower and MetLife may commingle the deposits with other funds of MetLife.

(d)        Transfers.    Borrower may not cause or permit, directly or indirectly, (i) any part of the Property or any interest in the Property, to be conveyed, transferred, assigned, encumbered, sold or otherwise disposed of, or (ii) any change in the individual(s) comprising, or in the partners, or stockholders, or members or beneficiaries of, or the constituent entities owning, directly or indirectly, interests in Borrower from those set forth in this Application, or (iii) any merger, reorganization, dissolution or other change in the ownership structure of Borrower or any of the general partners or members of Borrower, including, without limitation, any conversion of the Borrower or any member or general partner of Borrower to a limited partnership, a limited liability partnership or a limited liability company (collectively, “Transfers”), any such Transfers shall be an event of default under the Loan Documents. However, these prohibitions will not apply to transfers of ownership as a result of the death, or in connection with estate planning, of a natural person to a spouse, son or daughter or descendant of either, or to a stepson or stepdaughter or descendant of either. Borrower shall pay all costs and expenses, including reasonable attorney’s fees and disbursements, incurred by MetLife in connection with any transfer.

Notwithstanding anything stated to the contrary herein, any transfers (or the pledge or encumbrance) of equity interests or other interests in KBS REIT Properties II, LLC, or in any of the direct or indirect owners of KBS REIT Properties II, LLC (including, without limitation, KBS Limited Partnership II, KBS REIT Holdings II, LLC or KBS Real Estate Investment Trust II, Inc.) shall not be prohibited (and shall be expressly permitted) provided that KBS Real Estate Investment Trust II, Inc. continues to own, either directly or indirectly, 100% of the ownership interests in Borrower.

The Mortgage shall provide that Borrower shall have a one time right to transfer the Property (or a one-time right to transfer all of the member interests in Borrower), subject to the following conditions: (i) there being no event of default under the Loan Documents, the Environmental Indemnity Agreement or the Guaranty at the time of the transfer, (ii) MetLife’s Approval of the transferee, (iii) the transferee shall be able to make the ERISA representations set forth in Provision 8 of this Application, and the representations set forth in Provision 9 of this Application (iv) the cash flow, in the opinion of MetLife, derived from the Property shall be no less than (A) 2.75x times the annual payments required under the Loan if such transfer occurs during the interest only period of the Loan, or (B) 2.10x times the annual payments required under the Loan if such transfer occurs during the amortizing period of the Loan, (v) the loan to value ratio of the Property at the time of the transfer shall not be greater than 55% as determined by MetLife, (vi) Borrower or the transferee shall pay a fee equal to one percent (1%) of the outstanding principal balance of the Note at the time of the assumption together with a Non-Refundable Processing Fee in the amount of $25,000, (vii) the transferee shall expressly assume the Loan Documents and the Environmental Indemnity Agreement in a manner satisfactory to MetLife and an additional Liable Party acceptable to MetLife shall execute a Guaranty with respect to (a) the recourse provisions of the Loan Documents, including, without limitation, those relating to environmental matters and (b) the Environmental Indemnity Agreement with respect to events arising or occurring from and after the date of the transfer, which additional Liable Party must have (in the aggregate if more than one) a net worth acceptable to MetLife in its sole discretion (viii) the transferee must have a net worth acceptable to MetLife in it sole discretion, (ix) the transferee must be experienced in the ownership, management and leasing of properties similar to the Property, (x) Borrower or transferee shall pay all costs and expenses incurred by MetLife in connection with the transfer, including title insurance premiums, documentation costs and reasonable attorneys’ fees (xi) if the Loan has been securitized, MetLife shall have received confirmation that the assumption of the Loan by the transferee will not result in an adverse change in the rating of the Securities by the Rating Agency and (xii) any provisions of the Loan Documents requiring MetLife to give Borrower notice of any monetary default shall be inapplicable to the transferee. No transfer shall release Borrower or Liable Party from their respective obligations under the Loan Documents, the Environmental Indemnity Agreement or the Guaranty with respect to events arising or occurring prior to the date of transfer; provided, however that Borrower and Liable Party shall be released from their obligations under the Loan Documents and the Guaranty with respect to events arising or occurring after the date of transfer; and provided, further, that Borrower shall be released from its obligations under the Environmental Indemnity Agreement two (2) years after a transfer pursuant to this paragraph, so long as Borrower delivers to MetLife at the time of transfer, and MetLife has Approved in its sole discretion, a satisfactory ESA (as defined in the Closing Conditions). Borrower shall have the right to pay down the Loan in order to satisfy any of the financial tests set forth above, so long as such partial prepayment shall be accompanied by the applicable Prepayment Fee.

(e)        Secondary Financing.    Subject to the provisions below, it will be an event of default under the Loan Documents if there is (i) any financing in addition to the Loan that is secured by a lien, security interest or other encumbrance of any part of the Property, or (ii) any pledge or encumbrance of a partnership, member, shareholder or beneficial interest or other direct or indirect interest in Borrower (individually or collectively, “Secondary Financing”). Notwithstanding the foregoing and so long as no event of default exists beyond any applicable notice and cure periods, the following transactions shall not be prohibited and shall be expressly permitted:

(i)

KBS REIT Properties II, LLC, KBS Limited Partnership II and KBS Real Estate Investment Trust II, Inc. shall each be permitted to execute guaranties and/or indemnity agreements for their respective subsidiaries; and

(ii)

KBS Limited Partnership II and KBS Real Estate Investment Trust II, Inc. shall be permitted to obtain loans from, or incur indebtedness to any third-party lender (each a “Secondary Loan”) and pledge their respective interests in KBS Limited Partnership II and KBS REIT Properties II, LLC as security for any such Secondary Loan so long as (A) neither Borrower nor Borrower’s sole member’s membership interest are pledged to secure such Secondary Loan, and (B) any default under a Secondary Loan resulting in a foreclosure of the pledged interests and a transfer of such interest to the lender of the Secondary Loan shall be deemed an event of default under the Loan Documents.

(f)        Exculpation of Borrower.    MetLife will look solely to the Property and the Assignment as security for the repayment of the Loan and will not enforce a deficiency judgment against Borrower except as set forth in this provision. However, nothing contained in this provision shall limit the rights of MetLife to proceed against Borrower and/or the Liable Party (but not any of their respective constituent members or partners, direct or indirect), if any, (i) to enforce any leases entered into by Borrower, or its affiliates, as a tenant under any of the Leases; (ii) to recover damages for fraud, material misrepresentation, material breach of warranty or intentional material physical waste; (iii) to recover any condemnation proceeds or insurance proceeds or other similar funds which have been misapplied by Borrower in violation of the Loan Documents or which, under the terms of the Loan Documents, should have been paid to MetLife; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits or fees paid to Borrower in connection with the Property or prepaid rents for a period of more than 30 days after an event of default occurs beyond all applicable notice and cure periods; (v) to recover Rents and Profits [as defined in the Mortgage] received by Borrower after the first day of the month in which an event of default occurs beyond all applicable notice and cure periods and prior to the date MetLife acquires title to the Property which have not been applied to the Loan or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover solely from Borrower (and not Liable Party with respect to this Section 5(f)(vi)) damages, costs and expenses arising from, or in connection with, the provisions of the Mortgage pertaining to hazardous materials or the Environmental Indemnity Agreement; (vii) to recover all amounts due and payable pursuant to Sections 11.06 and 11.07 of the Mortgage [the provisions of the Mortgage which refer to out-of-pocket expenses incurred by MetLife] excluding any amount expended by MetLife in connection with the foreclosure of the Mortgage; (viii) to recover costs and damages arising from Borrower’s failure to pay any insurance premiums or Impositions in the event Borrower is not required to deposit such amounts with lender pursuant to Section 5(c) hereof and/or (ix) to recover damages arising from Borrower’s failure to comply with the provisions of the Mortgage pertaining to ERISA.

This limitation of liability shall not apply and the Loan will be a recourse loan to the Borrower and to the Liable Party (but not their respective constituent members or partners, direct or indirect) in the event that Borrower commences a voluntary bankruptcy or insolvency proceeding or is involved in a collusive involuntary bankruptcy or insolvency proceeding which is not dismissed within 120 days of filing.

Notwithstanding the foregoing, the Loan shall be fully recourse to Borrower and the Liable Party, if any, (but not their respective constituent members or partners, direct or indirect) in the event there is a voluntary Transfer or voluntary Secondary Financing except as permitted in the Loan Documents or as otherwise Approved by MetLife. For purposes of this paragraph “Transfers” shall only refer to transfers of ownership of the Property or of ownership interests in entities directly or indirectly owning the Property.

(g)        Transfer of Loan.    The Loan Documents shall provide that MetLife may, at any time, sell, transfer or assign all or any portion of the Loan, and its servicing rights with respect to the Loan, grant participations in the Loan or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in the Loan in a rated or unrated public offering or private placement (the “Securities”). MetLife may forward to each purchaser, transferee, assignee, servicer, participant, investor or prospective investor in such Securities (collectively, the “Investor”), or any “Rating Agency” rating or assigning value to such Securities, or prospective Investor all documents and information MetLife has with respect to the Loan. Borrower and Liable Party shall provide an estoppel certificate or any other documents to the Investor or the Rating Agency as may be reasonably requested by MetLife so long as such other documents do not cause Borrower to incur any liability, potential liability, or any cost or expense. “Rating Agency” shall mean any credit rating agency which rates or assigns values to Securities.

(h)        Reports.     Borrower shall deliver to MetLife in a form satisfactory to MetLife (in addition to other financial reports related to the Property which may be required) (i) an annual ARGUS© valuation file in electronic form which includes, without limitation, a then current rent roll, all income of the Property, all Property expenses, (ii) quarterly operating statements and rent rolls for the Property, (iii) an annual operating budget presented on a monthly basis for the upcoming one (1) year period at least fifteen (15) days prior to the beginning of each calendar year, and (iv) annual financial statements on the Liable Party.

6.          LEASES.

(a)        Form of Lease.    All existing leases and leases entered into after the Closing (the “Leases”) shall be assigned to MetLife as security for the Loan. Subject to the Leasing Guidelines below, all future Leases shall be on a standard form of lease which shall be subject to MetLife’s Approval (i) prior to Closing, and (ii) from time to time if changes are made to the form initially provided (unless such changes are of the nature that are not materially adverse to landlord and MetLife in which event no prior MetLife Approval shall be required) (the “Form Lease”). Leases entered into after the

Closing which are not on the standard form or which do not comply with the Leasing Guidelines (as defined below) must be Approved by MetLife.

(b)        Leasing Guidelines.    “Leasing Guidelines” shall mean the guidelines approved in writing by MetLife at Closing, and from time to time at the request of Borrower with the approval of MetLife, with respect to the Leasing of the Property in accordance with Provision 6(a) above. Borrower shall not, without the express written consent of MetLife, enter into or extend any Lease unless the Lease complies with the following Leasing Guidelines, which will be contained in the Mortgage:

(i)	All Leases shall be on the standard form of lease approved by MetLife in writing and contain only such changes as are not materially adverse to landlord or MetLife;

(ii)	All Leases shall have an initial term of at least 3 years but not more than 10 years;

(iii)	None of the Leases shall be for more than 50,000 square feet of net leasable area;

(iv)

All Leases shall have an annual minimum net rent payable of at least $25.50 per square foot for floors 1-23, $26.50 per square foot for floors 24-40 and $27.50 per square foot for floors 41-58; each with $0.50 per square foot per annum escalations.

(v)	No Leases shall be entered into if there is an event of default (beyond all applicable notice and cure periods) under any of the Loan Documents;

(vi)

All payments of rent, additional rent or any other amounts due from a tenant to a landlord under any Lease shall be made in money of the United States of America that at the time of payment shall be legal tender for the payment of all obligations; and

(vii)	Borrower shall not, without MetLife’s prior written consent (not to be unreasonably withheld):

1.

Cancel or terminate any Leases exceeding 50,000 square feet of net leaseable area except in the case of a tenant default unless Borrower has entered into new Leases covering all of the premises of the Leases being terminated or surrendered;

2.	Modify or amend any Lease in excess of 50,000 square feet in any material way, or reduce rent for any Lease in excess of 50,000 square feet;

3.

Unless tenants remain liable under Leases, consent to an assignment of the tenant’s interest or to a subletting of the demised premises under any Lease exceeding 50,000 square feet of net leaseable area, unless, pursuant to the terms of any such Lease, Borrower is obligated to provide such consent based upon terms existing under (1) Leases as of the Closing, (2) Leases which do not require MetLife’s consent, or (3) Leases that are otherwise Approved by MetLife from time to time; or

4.	Accept payment of advance rents or security deposits in an amount in excess of one month’s rent; or

5.	Grant any options to purchase the Property; or

6.	Agree to any lease provision obligating the landlord to indemnify the tenant for any environmental issues.

All requests for consents hereunder shall be in writing and shall be delivered to MetLife by certified mail or overnight delivery service. Each request for an approval of a lease must be accompanied by (a) the proposed final draft of the lease (the “Final Lease Draft”), together with (b) a redline of the proposed Final Lease Draft as compared against the Form Lease, and (c) such request shall include the following statement on the first page in all capital letters and boldface type: “YOUR FAILURE TO RESPOND TO BORROWER’S REQUEST FOR FINAL APPROVAL OF THE MATTER DESCRIBED HEREIN RELATING TO A LEASE AT [300 North LaSalle, Chicago, Illinois and applicable loan number], AS SET FORTH HEREIN WITHIN FIVE (5) BUSINESS DAYS SHALL BE DEEMED TO CONSTITUTE METLIFE’S APPROVAL OF SUCH REQUEST.” If MetLife shall not have delivered a notice of approval or disapproval to the Borrower within such five (5) business days after receipt by MetLife of said request and all other information required herein, MetLife shall be deemed to have approved such Lease. In the event substantive changes materially affecting landlord and/or MetLife’s position as landlord or potential landlord under the lease are made to the proposed Final Lease Draft after the date such draft was delivered and approved by MetLife, Borrower shall deliver, for MetLife’s approval a copy of the latest proposed lease draft together with a redline of the version last viewed and approved by MetLife, and such process for approval outlined in subsection (c) of this paragraph shall be followed for each such approval. A final signed version of any Lease shall be delivered to MetLife within a reasonable time after such execution.

Subordination.    All existing Leases with respect to which an SNDA (as defined in the Closing Conditions) is entered into shall be subordinate to the lien of the Mortgage and shall provide that MetLife may elect to make the Lease superior to the Mortgage and to require the tenant to attorn to MetLife. After Closing, MetLife may, at its election, provide a non-disturbance agreement to any tenant. Any tenant to whom non-disturbance is granted, either before or after Closing, shall execute MetLife’s standard form of non-disturbance agreement, with such changes as shall be approved by MetLife, in its reasonable discretion. For any lease in accordance with the Leasing Guidelines and which does not require any changes to MetLife’s standard form of non-disturbance agreement, a fee of $1,000 shall be paid to MetLife; and with respect to any Lease requiring MetLife’s approval or requiring changes to MetLife’s standard form of non-disturbance agreement, a fee of $3,000 shall be paid to MetLife and if MetLife elects to retain special counsel the fees of special counsel must be paid by Borrower.

7.          ENVIRONMENTAL INDEMNITY AGREEMENT.    The Environmental Indemnity Agreement will indemnify and hold MetLife harmless from any losses, costs, damages or liabilities (including without limitation, reasonable attorneys’ fees and disbursements and/or reasonable environmental investigation costs and fees) which result from the presence of hazardous materials on or under the Property, including costs incurred in enforcement proceedings. The Environmental Indemnity Agreement is not a Loan Document and shall survive repayment of the Loan (i) with respect to claims relating to facts and circumstances arising during Borrower’s period of ownership of the Property and (ii) for a period of two (2) years following a repayment of Loan or transfer of the Property pursuant to the last paragraph of Section 5(d) hereof, so long as Borrower delivers to MetLife, at the payoff of the Loan or the transfer of the Property, and MetLife has Approved in its sole discretion, a satisfactory ESA (as defined in the Closing Conditions). Notwithstanding the foregoing, the Environmental Indemnity Agreement shall survive any other termination of the Mortgage pursuant to a foreclosure, deed in lieu of foreclosure, bankruptcy or other termination of the Mortgage related to an event of default under the Loan.

8.          ERISA REPRESENTATIONS.    The Loan Documents shall contain a provision in substantially the following form, effective as of the date of the Closing:

Borrower hereby represents, warrants and agrees that (i) it is acting on its own behalf and that it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title 1 of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”), (ii) Borrower’s assets do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101 and (iii) it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”.

9.          REPRESENTATIONS OF BORROWER.    Borrower represents that, and agrees to furnish MetLife on request evidence confirming that: (i) no partner, member or stockholder of Borrower is an officer or director of MetLife or is a son, daughter, mother, father or spouse of an officer or director of MetLife; (ii) neither Borrower nor any partner, member or stockholder of Borrower is a “foreign person” in accordance with those codes and regulations relating to FIRPTA (Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended); (iii) neither Borrower nor any partner, member or stockholder of Borrower is, and no legal or beneficial interest in a partner, member or stockholder of Borrower (but expressly excluding stockholders of KBS Real Estate Investment Trust II, Inc. from this representation) is or will be held, directly or indirectly by persons or entities appearing on a US Treasury Office of Foreign Assets Control (“OFAC”) list, with respect to which entering into transactions with such a person or entity would violate OFAC or any other law; (iv) the information and statements contained in this Application are true and correct in all material respects; (v) neither Borrower nor any partner, member or stockholder of Borrower has been convicted of, or been indicted for a felony criminal offense; (vi) neither Borrower nor any partner, member or stockholder of Borrower is in default under any mortgage, deed of trust, note, loan or credit agreement; and (vii) neither Borrower nor any partner, member or stockholder of Borrower is involved in any litigation, arbitration, or other proceeding or governmental investigation pending which if determined adversely would materially adversely affect Borrower’s ability to perform in accordance with the Loan Documents. In addition, any provision in the Loan Documents requiring Borrower to make representations and warranties as to the environmental condition of the Property shall be qualified as to Borrower’s knowledge and based upon information contained in a recent environmental assessment report. In connection with the terms of Provision 9(iii), the following items shall be the only items required as evidence in order to confirm the requirements therein (collectively, the “OFAC Information”):

(a)

Borrower’s organizational chart showing the names and percentage of direct or indirect ownership of an entity or person that owns, directly or indirectly, more than 25% of the Borrower (each, a “Compliance Party”);

(b)	For any entities, organizational structure charts and organizational documents;

(c)	For each Compliance Party, MetLife shall require the following information:

(i)	Legal name of Compliance Party, including type of entity and place or organization;
(ii)	Tax Identification Number;
(iii)	Indication of whether entity is publicly traded and if so, indication of its regulator: SEC, FINRA or Federal

Reserve

(iv)	A description of the nature of each entities business;
(v)	The entity’s business address or individuals personal address (no P.O. Boxes);
(vi)	The entity’s contact name and telephone number;
(vii)	An individuals phone number together with a valid ID upon MetLife’s request (driver’s license, green card,

etc.)

(viii)	A description of the entity or individuals source of funds for any equity interest.

10.        FEES AND GOOD FAITH DEPOSIT.    The following fees and Good Faith Deposit shall be delivered to MetLife when Borrower submits this Application:

(a)        Non-Refundable Processing Fee.    Funds in the amount of the Non-Refundable Processing Fee shall be wire transferred to MetLife when Borrower submits this Application; however, the Non-Refundable Processing Fee will be earned at the time MetLife countersigns the Application, which will constitute a commitment. If agreed to by MetLife, the Non-Refundable Processing Fee may also be in the form of a cashier’s or certified check.

(b)        Intentionally Deleted

(c)        Good Faith Deposit.    Funds in the amount of the Good Faith Deposit shall be wire transferred to MetLife when Borrower submits this Application. If agreed to by MetLife, the Good Faith Deposit may also be in the form of a cashier’s or certified check, or a clean irrevocable sight draft letter of credit, issued by a bank and in a form Approved by MetLife. The Good Faith Deposit will be returned to Borrower on the date of the Closing, subject to MetLife’s right to keep the Good Faith Deposit in the circumstances described below. Borrower agrees that the acceptance of the Good Faith Deposit does not constitute an acceptance of this Application by MetLife. If MetLife does not accept this Application, the Good Faith Deposit shall be returned to Borrower except for any out of pocket expenses incurred by MetLife in connection with this Application or the Closing Conditions.

METLIFE WILL BE ENTERING INTO CONTRACTS WITH OTHER PARTIES IN RELIANCE UPON BORROWER’S FULFILLMENT OF BORROWER’S OBLIGATIONS UNDER THIS APPLICATION, INCLUDING AGREEMENTS WITH RESPECT TO THE FIXING OF THE INTEREST RATE PRIOR TO THE FUNDING OF THE LOAN. IF BORROWER ATTEMPTS TO REVOKE THIS APPLICATION PRIOR TO THE DATE OF ITS ACCEPTANCE BY METLIFE OR IF METLIFE ACCEPTS THIS APPLICATION, AND THE TERMS OF THIS APPLICATION AND THE CLOSING CONDITIONS ARE NOT COMPLETED OR SATISFIED BY THE EXPIRATION DATE (AS THE SAME MAY BE EXTENDED AS PROVIDED BELOW) AS A RESULT

OF BORROWER’S FAILURE TO USE BEST EFFORTS TO FULFILL THE REQUIREMENTS OF THIS APPLICATION AND CLOSING CONDITIONS AND METLIFE DOES NOT DISBURSE THE LOAN, METLIFE SHALL BE ENTITLED (AS ITS SOLE AND EXCLUSIVE REMEDY) TO LIQUIDATED DAMAGES IN AN AMOUNT EQUAL TO THE AMOUNT OF THE GOOD FAITH DEPOSIT. THESE LIQUIDATED DAMAGES ARE INTENDED TO COMPENSATE METLIFE FOR LOSSES SUSTAINED ON ITS OTHER CONTRACTS, TIME SPENT, LABOR AND SERVICES PERFORMED, LOSS OF INTEREST AND ANY OTHER LOSS WHICH MIGHT BE INCURRED BY METLIFE IN CONNECTION WITH THIS TRANSACTION. BOTH PARTIES AGREE THAT METLIFE’S DAMAGES AS A RESULT OF A DEFAULT ARE NOT FULLY CAPABLE OF BEING ASCERTAINED AT THIS TIME AND THE AMOUNT OF LIQUIDATED DAMAGES REPRESENTS BORROWER’S AND METLIFE’S BEST ESTIMATION AT THIS TIME OF THESE DAMAGES. HOWEVER, NOTHING CONTAINED IN THIS PROVISION SHALL RELEASE BORROWER FROM OR LIMIT THE LIABILITY OF BORROWER FOR THE COSTS AND EXPENSES SET FORTH IN PROVISION 11 OF THIS APPLICATION. IN THE EVENT METLIFE FAILS TO DISBURSE THE LOAN AS A RESULT OF A METLIFE DEFAULT THEN METLIFE SHALL RETURN THE GOOD FAITH DEPOSIT (INCLUDING THE BREAK UP FEE) AND THE NON-REFUNDABLE PROCESSING FEE TO THE BORROWER.

Borrower shall be deemed to have used its best efforts pursuant to this Provision 10(c) with respect to paragraphs 6, 7 or 8 of the Closing Conditions in the event it timely sends out and diligently pursues the return of the items required under Paragraph’s 6, 7 or 8 of the Closing Conditions but is unable to deliver all such required items within the time specified herein.

Notwithstanding the foregoing, (i) if the Loan does not close because Borrower does not acquire the Property on or before the Expiration Date, other than as a result of Borrower’s default under its purchase contract or an extension of the purchase contract beyond the Expiration Date, and (ii) neither Borrower nor any entity that directly or indirectly is owned by, or is controlling, controlled by, or under common control with, Borrower acquires an interest in the Property within six months after the Expiration Date, then the Good Faith Deposit shall be returned less out of pocket expenses incurred by MetLife in connection with this Application or the Closing Conditions, and less the Break Up Fee on the earlier to occur of (1) the day immediately after the date that is six months after the Expiration Date, or (2) ten days after Borrower delivers to MetLife a certificate signed by the Liable Party and stating that neither the Liable Party nor any entity directly or indirectly owned by, or is controlling, controlled by, or under common control with, Borrower or the Liable Party will acquire an interest in the Property within six months after the Expiration Date. The “Break Up Fee” shall be equal to $875,000, and represents an amount that the parties agree represents Borrower’s and MetLife’s best estimation at this time of MetLife’s damages, acknowledging that MetLife’s damages are not fully capable of being ascertained at this time. For purposes of clarity, notwithstanding anything stated in this Application, so long as Borrower has used best efforts to fulfill the Requirements of this Application and the Closing Conditions by the Expiration Date then MetLife shall return the Good Faith Deposit (including the Break Up Fee) to Borrower less out of pocket expenses incurred by MetLife in connection with this Application or the Closing Conditions.

MetLife acknowledges and agrees that, notwithstanding the foregoing, Borrower shall not be required to spend more than $1,000,000 in the aggregate (the “Closing Condition Cap”) with respect to any condition in this Application to the closing of the Loan whether pre-closing or post-closing. Borrower’s expenditure of such amounts up to the Closing Condition Cap, or Borrower’s agreement to spend such amounts on a post-closing basis up to the Closing Condition Cap, shall be conclusive evidence of Borrower using its best efforts to fulfill the requirements of this Application.

11.        EXPENSES.    Borrower shall be responsible for payment of all fees, costs, and expenses incurred by MetLife and/or Borrower in connection with the Loan and the transactions contemplated by this Application, including without limitation all survey costs, costs of inspections and reports required in this Application or in the Closing Conditions, appraisal fees, brokerage commissions, title charges, title insurance premiums, recording charges, architect’s, engineer’s, environmental consultant’s and reasonable attorney’s fees and expenses, taxes and revenue stamps applicable to the Note and/or Mortgage, travel expenses of MetLife’s Architectural and Engineering Services employees and a real estate tax service contract. These expenses shall be paid by Borrower even if MetLife does not accept this Application or, if this Application is accepted and MetLife does not disburse the Loan, unless the failure to disburse constitutes a default by MetLife. Borrower’s obligation for the expenses set forth in this provision is in addition to its obligation to pay the Commitment Fee, Non-Refundable Processing Fee and Good Faith Deposit. Notwithstanding the foregoing, Borrower shall have no liability for the payment of any securitization or participation cost or costs incurred at MetLife’s request in connection with any such securitization or participation.

12.        BROKER.    Borrower represents that Broker is its broker in connection with this Application and agrees to pay the fees of Broker. MetLife shall have no obligation for, and Borrower shall indemnify and hold MetLife harmless from, the payment of any brokerage commissions or fees of any kind and any legal fees and/or expenses incurred by MetLife in connection with any claims for brokerage commissions or fees with respect to this Application or the Loan. Borrower acknowledges that MetLife may be affiliated with, or may have been involved in other transactions with Broker, and Borrower agrees that it shall have no rights against MetLife or defenses to Borrower’s obligations under this Application or under the Loan Documents because of any such relationship.

13.        PROHIBITIONS ON ASSIGNMENT.    Borrower may not assign or otherwise transfer its rights under this Application whether voluntarily or by operation of law without MetLife’s Approval, which may be given or withheld in its sole discretion. Any assignment or transfer without MetLife’s Approval or except as otherwise provided in this Application, any change in Borrower’s structure (if Borrower is a legal entity other than an individual), including but not limited to, a change in partners, or stockholders, or members, or trustees or beneficiaries, or other constituent entities owning directly or indirectly interests in Borrower, without MetLife’s Approval, which may be given or withheld in its sole discretion, shall constitute a default and release MetLife from its obligations under this Application. MetLife may, at its option, assign this Application to, or enter into co-lending arrangements with, its subsidiaries and/or affiliates.

14.        SINGLE PURPOSE ENTITY.    Borrower shall be a single purpose entity and the Loan Documents and its organizational documents shall provide that Borrower shall not: (i) engage in business other than owning and operating the Property; (ii) acquire or own a material asset other than the Property and incidental personal property; (iii) maintain assets in a way difficult to segregate and identify or commingle its assets with the assets of any other person or entity; (iv) fail to hold itself out to the public as a legal entity separate from any other; (v) fail to conduct business solely in its name or fail to maintain records, accounts or bank accounts separate from any other person or entity; (vi) file or consent to a petition pursuant to applicable bankruptcy, insolvency, liquidation or reorganization statutes, or make an assignment for benefit of creditors without the unanimous consent of its partners or members, as applicable; (vii) obtain additional loans; (viii) dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets; or (ix) modify, amend or revise its organizational documents, without MetLife’s prior written consent, which consent shall not be unreasonably withheld or delayed.

15.        MISCELLANEOUS.

(a)        The rights and obligations of the parties with respect to this Application, the Closing Conditions and any commitment resulting from the acceptance by MetLife of the offer contained in this Application, shall be determined in accordance with the laws of the state of New York. The rights and obligations of the parties with respect to the Loan Documents, the Environmental Indemnity Agreement and the Guaranty shall be determined in accordance with the laws of the state in which the Property is located.

(b)        All waivers of any breach or default must be in writing to be effective. No waiver shall be deemed or construed to be a waiver of any other breach or default. The failure on the part of either party to complain of any act, or failure to act, or to declare the other party in default shall not constitute a waiver by such party of its rights under this Application or the Closing Conditions.

(c)        This Application and the Closing Conditions contain the entire agreement and understanding of the parties with respect to the Loan. All prior discussions, negotiations, commitments, and understandings related to the Loan are merged into this Application and the Closing Conditions. Except for the exercise of unilateral rights which are granted to a party under this Application or the Closing Conditions, this Application cannot be changed, modified or amended except by an instrument in writing signed by the affected party. Titles used in this Application and the Closing Conditions are for convenience only and neither limit nor amplify their provisions.

(d)        Time is of the essence with respect to the performance of Borrower’s obligations contained in this Application and the Closing Conditions.

(e)        In order to expedite the transaction contemplated herein, a telecopy of, or an electronic PDF file with, signatures may be used in place of original signatures on this Application. Borrower and MetLife intend to be bound by the signatures on the telecopy or PDF file document, are aware that the other party will rely on the telecopy or PDF file signatures, and hereby waive any defenses to the enforcement of the terms of this Application based on the form of signature.

(f)        At Closing, all information contained in material submitted by Borrower shall be true and correct without material, adverse change and Borrower shall so certify. Except as may be otherwise permitted by MetLife neither Borrower, nor any person or entity comprising Borrower which is a partner, member or shareholder of Borrower, nor any liable party, nor any tenant or combination of tenants renting 10% or more of the space in the Improvements, nor any guarantor of any lease of 10% or more of the space in the Improvements shall be involved as a debtor in a bankruptcy or reorganization proceeding. Except as may be otherwise permitted by MetLife, no part of the Property shall have been damaged and not repaired to MetLife’s satisfaction nor taken in condemnation, or involved in a pending condemnation proceeding.

16.        CLOSING CONDITIONS.    If MetLife accepts this Application, its obligations shall be conditioned upon the fulfillment by Borrower of the terms of this Application as well as each of the Closing Conditions attached as Exhibit A.

17.        IRREVOCABLE OFFER.    This Application constitutes an offer to borrow which shall be irrevocable by Borrower for a period of 40 days following the date this Application has been received by MetLife, together with the Non-Refundable Processing Fee and the Good Faith Deposit. MetLife may accept this offer by signing in the space provided on the enclosed copy and mailing the signed copy to Borrower. If MetLife accepts this offer to borrow, this Application shall constitute a commitment (at which time the Non-Refundable Processing Fee will be earned) that shall be binding upon Borrower and MetLife and enforceable by both parties. If MetLife does not accept this offer within this 40 day period, this Application shall be void (except provisions that impose obligations on the Borrower even if this Application is not accepted), in which case the Good Faith Deposit and the Non-Refundable Processing Fee shall be returned to Borrower (less MetLife’s out-of-pocket expenses) unless MetLife, having the sole option to do so, extends the period in which this Application is irrevocable and the Expiration Date for 10 days by written notice to Borrower on or before the expiration of such 40-day period; provided MetLife may only extend the Expiration Date of this Application one time, unless additional extensions are mutually agreed upon by the Borrower and MetLife.

[Signature Page to Mortgage Loan Application to Follow]

[Signature Page to Mortgage Loan Application]

Dated:7/2/2010	KBSII 300 NORTH LASALLE, LLC, a Delaware limited liability company

	By:	KBSII REIT ACQUISITION XIV, LLC,
a Delaware limited liability company, its sole member

By:	KBS REIT PROPERTIES II, LLC, a Delaware limited liability company, its sole member

By:	KBS REAL ESTATE INVESTMENT TRUST II, INC., a Maryland corporation general partner

By:_/s/ Charles J. Schreiber, Jr. Charles J. Schreiber, Jr. Chief Executive Officer

MetLife hereby accepts this Application this ______ day of ________________, 2009.

METROPOLITAN LIFE INSURANCE COMPANY,

a New York corporation

By:

Print Name:

Title:

ECOA Notice. If this Application is not accepted by MetLife, Borrower has the right to a written statement of the specific reasons for the non-acceptance. To obtain the statement, please contact the person whose name, address and telephone number is set forth below as Borrower’s Loan Representative, within 60 days from the date Borrower is notified of MetLife’s decision. MetLife will send to Borrower a written statement of reasons for the denial within 30 days of receiving Borrower’s request for the statement.

Notice: The Federal Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants on the basis of race, color, religion, national origin, sex, marital status, age (provided the applicant has the capacity to enter into a binding contract); because all or part of the applicant’s income derives from any public assistance program; or because the applicant has in good faith exercised any right under the Consumer Credit Protection Act. The federal agency that administers compliance with this law concerning this creditor is the Federal Trade Commission – Equal Credit Opportunity – Washington, D.C. 20580.

USA Patriot Act Notice. In accordance with the USA Patriot Act, notice is hereby given that MetLife intends to obtain, verify and record information related to Borrower’s identity in connection with the transaction contemplated by this Application. In connection with the foregoing, Borrower hereby consents to MetLife seeking and obtaining information that will allow MetLife to verify Borrower’s identity including requesting identifying documents (such as in the case of an individual, a driver’s license or other identifying documents), checking references with financial institutions and using commercially available information and databases to verify Borrower’s identity.

LOAN REPRESENTATIVE:

Theresa Kloster

MetLife Real Estate Investments

125 South Wacker Drive

Suite 1100

Chicago, IL 60606

tkloster@metlife.com

(312) 529-2148

EXHIBIT A

CLOSING CONDITIONS

Following is a summary list of MetLife’s due diligence conditions. Each of the items below shall be delivered by Borrower within the time frame set forth below and is subject to MetLife’s Approval.

GENERAL REQUIREMENTS

1.)	Certified financial statements – for Borrower and for any Liable Party (within 7 business days after Delivery Date).

2.)	Certified current operating expense statement and budget for Property (within 7 business days after Delivery Date).

3.)	Leases – the standard form of lease and each Lease affecting the Improvements including all amendments (within 7 days after Delivery Date).

4.)	Certified Rent Roll – listing all tenants (within 7 business days after Delivery Date).

5.)

MAI appraisal – from an appraiser retained by MetLife or if agreed to by MetLife retained by Borrower and Approved by MetLife. If the appraiser is retained by Borrower then the appraisal and a letter Approved by MetLife permitting MetLife to rely on the appraisal shall be provide to MetLife (within 21 days after the Delivery Date).

6.)

Tenant estoppel certificates – from all tenants leasing no less than 85% of the leased space at the Property, including all tenants leasing in excess of 45,000 square feet (within 25 days after MetLife’s acceptance of this Application).

7.)

Evidence regarding Leasing Commissions – evidence that all leasing agreements to pay leasing commissions and brokers fees between Borrower, as landlord, and its hired leasing agents are subordinate to the Mortgage, and evidence that the management agreement and all management fees are subordinate to the Mortgage and shall not be enforced against MetLife (within 25 days after MetLife’s acceptance of this Application).

8.)

Subordination, non-disturbance and attornment agreements (“SNDA’s”) – Borrower shall use its best efforts to provide SNDA’s from all tenants with leases exceeding 45,000 square feet at the Property (within 25 days after MetLife’s acceptance of this Application).

ARCHITECTURAL REQUIREMENTS

1.)

Plans and Specifications, Architectural Reports and Flood Zone Information. Within 7 days after delivery of the Application, (i) 2 copies of detailed plans and specifications or a PDF electronic version and 1 paper copy, (ii) any existing reports or studies such as environmental, architectural, geotechnical, structural, mechanical, electrical, plumbing, vertical transportation, curtain wall and construction and (iii) evidence showing that no part of the Improvements or parking areas is located within a flood zone.

2.)

Property Condition Assessment (“PCA”). Borrower shall provide to MetLife within 15 days after MetLife’s acceptance of the Application, 3 copies of the PCA and a letter Approved by MetLife permitting MetLife to rely on the PCA. MetLife shall not be obligated to disburse the Loan unless all matters disclosed by or reflected in the inspections conducted by MetLife have been Approved by MetLife.

3.)

Probable Maximum Loss Study (“PML”). The PML Study is a required component of the PCA for properties located within high risk seismic zones defined by the Uniform Building Code to be Zones 3 and 4. This study must be conducted by a consultant Approved by MetLife and must be satisfactory to MetLife in its sole discretion.

4.)

Environmental Site Assessment (“ESA”). The Real Property shall not have been used for the disposal or storage of hazardous wastes or toxic materials or otherwise subjected to hazardous wastes or toxic materials. Borrower shall provide to MetLife within 15 days after MetLife’s acceptance of the Application, 3 copies of the ESA from an environmental consultant acceptable to MetLife and a letter Approved by MetLife permitting MetLife to rely on the ESA. Based on the findings in the ESA, MetLife may require additional investigations and reports, including without limitation, a Phase II site investigation and environmental audit of the Real Property and the immediate surrounding area in accordance with MetLife’s guidelines. Borrower shall comply fully with all of the requirements and recommendations set forth in the reports and if appropriate, revised reports will be obtained and forwarded to MetLife, subject to the Closing Condition Cap and the other provisions of Section 10 (c) of the Application.

5.)

Streets and Utilities. Evidence that (i) all streets adjoining the Land have been completed, dedicated and accepted for maintenance and public use by the appropriate governmental authorities, (ii) there is access from the streets adjoining the Land to the Real Property sufficient to support the operation of the Property for its intended use, and (iii) all utilities for the Improvements enter the Land from public streets or through valid easements Approved by MetLife.

6.)

Survey and Surveyor’s Certificate. Within 21 days after acceptance of the Application by MetLife, Borrower shall provide for MetLife’s Approval a survey and licensed surveyor’s certificate dated after completion of the Improvements and not more than 90 days prior to the Expiration Date. The survey shall be made in accordance with the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys including Items from Table A thereof as required by MetLife. In addition, the survey shall show any material property specific physical matters reasonably required by MetLife.

LEGAL REQUIREMENTS

1.)

Title and Title Insurance. Borrower shall furnish a title commitment and copies of all recorded documents affecting title within 7 business days after acceptance of the Application. The Mortgage shall be a first lien on the unencumbered, marketable, fee simple absolute title to the Real Property free of any (a) mechanics’ or materialmen’s liens which are or may become prior to the Mortgage, or (b) special assessments for work completed or under construction on the Closing date. All title exceptions and endorsements shall be subject to MetLife’s Approval. Reciprocal easement agreements, operating covenants and all other agreements affecting the use and occupancy of the Real Property in common with others shall be subject to MetLife’s Approval. Easements which benefit the Property shall not be affected by a tax foreclosure sale of the property through which the easements run.

The pro-forma title insurance policy shall be delivered to MetLife no later than 25 days after the acceptance of the Application insuring MetLife as the holder of the Mortgage. The title policy or policies, including endorsements required by MetLife, shall be issued by a company or companies Approved by MetLife and in a form Approved by MetLife, with reinsurance as may be required by MetLife and shall be delivered at Closing. In addition, co-insurance shall be provided for loans of more than $100,000,000.

2.)

Personal Property. Borrower shall furnish MetLife with preliminary UCC searches on the Borrower and Liable Party within 21 days after acceptance of the Application. A first priority security interest in the Personal Property shall be created by the Mortgage or such other UCC instrument as MetLife shall reasonably require and be properly perfected under applicable state law.

3.)

Organizational Documents and Authorizations. Within 21 days after acceptance of the Application, Borrower shall submit organizational documents, incumbency certificates and borrowing authorizations for itself and all Liable Party.

4.)

Opinions. MetLife shall be represented by counsel selected by it. At the Closing, Borrower’s counsel and, if requested by MetLife, MetLife’s counsel, shall deliver to MetLife an opinion addressed to MetLife, which shall be subject to MetLife’s Approval, concerning the legality, validity, enforceability and binding effect of all documents required in connection with the Loan. A draft opinion letter shall be delivered to MetLife no later than 21 days after the acceptance of the Application by MetLife.

5.)

Compliance with Governmental and Other Requirements. Within 21 days after acceptance of the Application and subject to the Closing Condition Cap and the other provisions of Section 10(c) of the Application, Borrower shall furnish for MetLife’s Approval evidence establishing that (1) the Real Property, the Improvements and their use comply with all (a) applicable zoning, subdivision, environmental, fire safety, building and other governmental laws, ordinances, codes, regulations and orders, and (b) all applicable state and federal laws with respect to design and construction, including but not limited to the Fair Housing Act of 1968 (as amended), the Americans with Disabilities Act of 1990, and (c) all covenants, conditions or restrictions affecting the Real Property and (2) the Property is a separate subdivided lot with a separate tax assessment and billing and (3) the zoning and/or subdivision approval is based solely on the Real Property and on no other real property. This evidence may include, without limitation, (i) a certificate of Borrower, (ii) a certificate or certificates of occupancy, (iii) title insurance endorsements, and (iv) letters from governmental agencies.

Borrower shall also provide such evidence and such information as may be requested by MetLife so as to ensure compliance with the USA Patriot Act.

INSURANCE REQUIREMENTS

All coverages (including, without limitation, coverage for acts of terrorism), forms, amounts, issuers, deductibles and exclusions subject to MetLife’s Approval. As evidence of insurance, MetLife will accept insurance policies and may accept certificates evidencing such insurance policies; however MetLife will not accept certificates which do not confer rights on MetLife as certificate holder which are satisfactory to MetLife, in its sole discretion. Additionally, in the event MetLife accepts an insurance binder as evidence of insurance, an insurance policy or certificate, satisfactory to MetLife must be submitted to MetLife at least 10 days prior to the expiration date of the binder. MetLife’s insurance requirements are summarized below.

1.	Insurance must be provided on all insurable perils. (All Risk or Special form with Replacement Cost endorsement and agreed amount endorsement waiving all co-insurance provisions).

2.	MetLife must be included as a named Mortgagee and Loss Payee on all Property policies and a named Additional Insured on all Liability policies regardless of the terms or requirements of the Loan.

3.

Insurance must be provided by an AM Best “Excellent” rated company with a financial size X ($500mm - $750mm) and for areas with the potential for catastrophic loss (e.g. earthquake, flood) an “A” rated company with a financial size of X.

4.	Cut-through endorsements are not allowed.

Property Program: (limits/sublimits for each type of coverage must be indicated as part of evidence of insurance provided).

All Risk	Full Replacement Cost
All Risk Deductible	250,000
Loss of Rents/Business Income	24 Months
Extended Period of Indemnity (“EPI”)	12 months
Boiler & Machinery	Full Replacement Cost
Ordinance and Law	Full Replacement Cost plus increase cost of construction to conform to current codes
Windstorm	Full Replacement Cost plus loss of rents and EPI as above and subject to deductibles as Approved by MetLife
Terrorism	Full Replacement Cost
Earthquake	Required for UBC Zones 3 and 4 in an amount otherwise Approved by MetLife plus loss of rents and EPI
Flood	Required except for Flood Zones B, C or X - Replacement Cost or FEMA max
Environmental	Required

Liability Program: (“occurrence” form with combined single limits as set forth below):
General Liability	$50,000,000 total coverage
Auto Liability	$1,000,000 owned/hired/non-owned
Workers Compensation:	Statutory

Employer’s Liability:	$1,000,000 per accident/per disease/per employee and per disease in the aggregate

Fidelity:	If Coop or Condo association - $500,000

Other:	Other insurance as may be reasonably required by MetLife against other insurable hazards

Mortgagee Designation:	Metropolitan Life Insurance Company,
its affiliates and/or successors and assigns
10 Park Avenue
Morristown, New Jersey 07962
Attention: Insurance Risk Manager